Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
February 3, 2014	Investor Contact: Micah S. Goldstein
(336) 884-7695

STANLEY FURNITURE COMPANY ANNOUNCES

2013 OPERATING RESULTS

High Point, NC, February 3, 2014/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the fourth quarter and total year ending December 31, 2013.

Fourth quarter 2013 highlights:

•      Net sales were $22.7 million compared to $23.4M in the fourth quarter of 2012.

•      Gross margin declined to 6.3% of net sales compared to 9.3% in the fourth quarter of 2012.

•      Selling, general and administrative expenses were $5.1 million (22.2% of net sales) compared to $4.6 million (19.6%) in the fourth quarter of 2012, excluding current period restructuring charges.

•      Operating loss was $3.9 million compared to a loss of $2.4 million in fourth quarter of 2012.

•      As of December 31, 2013, the company’s financial position reflected $19.0 million in cash, restricted cash and short-term investments.

Total Year 2013 highlights:

•      Net sales were $96.9 million compared to $98.6 million in 2012.  Decline in sales was primarily due to lower unit volume for the Stanley Furniture product line, offset partially by higher average selling prices for that product line and higher sales and unit volume from the Young America product line.

•      Gross margin declined to 10.1% of net sales compared to 12.4% in 2012, due to higher discounting and inflation on both sourced items and raw materials.

•      Selling, general and administrative expenses were $19.2 million (19.8% of net sales) compared to $18.3 million (18.6% of net sales) in 2012, excluding current year restructuring charges. The higher costs were related to new showrooms and operating systems.

•      Operating loss was $10.2 million compared to a loss of $6.1 million in 2012.

•      Capital expenditures, leasehold improvements and investment in new operating systems totaled $5.1 million during 2013 compared to $6.6 million in 2012.

Overview

"Retail activity in the last three months of the year proved to be weaker than anticipated. We believe this is primarily a result of overall industry conditions within the casegoods sector of the industry.Though our operational performance improved throughout the period, retail traffic slowed as the quarter progressed," shared Glenn Prillaman, President & Chief Executive Officer. “However, we would have shown year-over-year sales growth in the quarter if not for a delay in shipping our newest major introduction in our Stanley product line, now being delivered to customers.”

Balance Sheet

The company invested $5.1 million in the office and showroom consolidation, the implementation of its new operating systems and capital spending in the Robbinsville plant during 2013, with a majority of the spending occurring during the first half of the year. Working capital less cash on hand, restricted cash and short-term investments increased $2.6 million since December 31, 2012 to $37.1 million.The increase in working capital was driven by an increase in accounts receivable and a decrease in accounts payable, partially offset by a reduction in inventory. Cash, restricted cash and short-term investments at December 31, 2013 were $19.0 million.

Outlook

“As we have said, the capital expenditures associated with restructuring the company and its brands to position them for growth are behind us,” continued Prillaman. “Our team has also overcome the operational challenges associated with the structural changes that negatively affected service to customers. As order rates begin to grow, we are positioned to generate sales results quicker than we have in recent years.”

“New product will also drive sales growth. Last year we focused much time and effort on the final hurdles of our company’s transition. Consolidating corporate offices, constructing new showrooms and implementing modern operating systems did not allow our organization the bandwidth necessary to bring a normal amount of new introductions to market.This year we have an aggressive product introduction plan scheduled and remain focused on market share gains as we enable our customers to build on their confidence in our brands and our ability to execute. I expect the first half of this year to validate the hard work our team has put into positioning our company within our segment of the market and reward the loyalty many customers have shown us. Our shareholders, suppliers, customers and associates have waited patiently for our return to growth and profitability, and we look forward to progressing toward that end over the coming quarters,” concluded Prillaman.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium segment of the residential market. The company offers two major product lines. Its Stanley Furniture brand represents its fashion-oriented adult furniture and competes through an overseas sourcing model in the upscale market through superior finish, styling and piece assortment. Its Young America brand is positioned as the leader in the infant and youth segment and differentiates through a domestic manufacturing model catering to parent preferences such as child safety, color, choice and quick delivery of customized special orders. The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The company will host a conference call Tuesday morning, February 4, 2014 at 9:00 a.m. Eastern Time.The dial-in-number is (877) 407-8029.The call will also be web cast and archived on the company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through March 5, 2014) is (877) 660-6853 and the conference number is 13574882.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements.These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include our success in growing Young America revenue to leverage our domesic manufacturing cost structure, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, environmental, health, and safety  compliance costs, extended business interruption at our manufacturing facility, failure or interruption of our information technology infrastructure, and the possibility that U.S. Customs Border Protection may seek to reclaim all or a portion of the $39.9 million of Continued Dumping and Subsidy Offset Act (CDSOA) proceeds received in the second quarter of 2012. Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2013	December 31, 2012	December 31,	December 31,
			2013	2012

Net sales	$22,744	$23,384	$96,944	$98,570

Cost of sales	21,314	21,202	87,170	86,368

Gross profit	1,430	2,182	9,774	12,202

Selling, general and administrative expenses	5,290	4,582	19,966	18,281
Operating loss	(3,860)	(2,400)	(10,192)	(6,079)

CDSOA expense (income), net		65		(39,349)
Other income, net	16	15	67	79
Interest income	-	31	60	82
Interest expense	714	641	2,729	2,402
(Loss) income before income taxes	(4,558)	(3,060)	(12,794)	31,029
Income tax (benefit) expense	(14)	(52)	(157)	645
Net (loss) income	$(4,544)	$(3,008)	$(12,637)	$30,384

Diluted (loss) earnings per share	$(.32)	$(.21)	$(.89)	$2.10

Weighted average number of shares	14,149	14,290	14,147	14,484

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Reconciliation of gross profit as reported to gross profit adjusted:
Gross profit as reported	$1,430	$2,182	$9,774	$12,202
Less restructuring charge				474
Gross profit as adjusted	$1,430	$2,182	$9,774	$12,676
Percentage of net sales:
Gross profit % as reported	6.3%	9.3%	10.1%	12.4%
Less restructuring charge				.5%
Gross profit % as adjusted	6.3%	9.3%	10.1%	12.9%
Reconciliation of selling, general and administrative expenses (SG&A) as reported to SG&A expenses adjusted:
SG&A expenses as reported	$5,290	$4,582	$19,966	$18,281
Less restructuring charge	238		770
SG&A expenses as adjusted	$5,052	$4,582	$19,196	$18,281
Percentage of net sales:
SG&A expenses as reported	23.3%	19.6%	20.6%	18.6%
Less restructuring charge	1.1%		.8%
SG&A expenses as adjusted	22.2%	19.6%	19.8%	18.6%
Reconciliation of operating loss as reported to operating loss adjusted:
Operating loss as reported	$(3,860)	$(2,400)	$(10,192)	$(6,079)
Less restructuring charge	238		770	474
Operating loss as adjusted	$(3,622)	$(2,400)	$(9,422)	$(5,605)
Reconciliation of net (loss) income as reported to net loss adjusted:
Net (loss) income as reported	$(4,544)	$(3,008)	$(12,637)	$30,384
Less income from CDSOA		65		(38,859)
Less restructuring charge	238		770	474
Net loss as adjusted	$(4,306)	$(2,943)	$(11,867)	$(8,001)
Reconciliation of diluted EPS as reported to diluted EPS adjusted:
Diluted EPS as reported	$(.32)	$(.21)	$(.89)	$2.10
Less income from CDSOA				(2.68)
Less restructuring charge	.02		.05	.03
Diluted EPS as adjusted	$(.30)	$(.21)	$(.84)	$(.55)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding income from CDSOA proceeds and restructuring related charges. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)
	December 31,	December 31,
	2013	2012

Assets
Current assets:
Cash and equivalents	$7,218	$10,930
Restricted cash	1,737	1,737
Short-term investments	10,000	25,000
Accounts receivable, net	12,002	10,028
Inventories	33,666	35,060
Prepaid expenses and other current assets	3,964	3,438
Deferred income taxes	699	962

Total current assets	69,286	87,155

Property, plant and equipment, net	20,144	19,870
Other assets	5,794	3,691

Total assets	$95,224	$110,716

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,897	$8,667
Accrued expenses	5,301	6,247

Total current liabilities	13,198	14,914

Deferred income taxes	699	962
Other long-term liabilities	5,686	7,601

Stockholders' equity	75,641	87,239

Total liabilities and stockholders' equity	$95,224	$110,716

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31,	December 31,
	2013	2012
Cash flows from operating activities:
Cash received from customers	$94,951	$99,064
Cash paid to suppliers and employees	(108,028)	(110,185)
Cash from Continued Dumping and Subsidy Offset Act		39,466
Interest paid, net	(2,516)	(2,218)
Income taxes paid, net	(42)	(768)
Net cash (used) provided by operating activities	(15,635)	25,359

Cash flows from investing activities:
Increase in restricted cash		(150)
Sale (purchase) of short-term investments	15,000	(25,000)
Capital expenditures	(2,700)	(3,820)
Purchase of other assets	(2,415)	(2,730)
Other, net		81
Net cash provided (used) by investing activities	9,885	(31,619)

Cash flows from financing activities:
Proceeds from insurance policy loans	2,416	2,283
Purchase and retirement of common stock	(358)	(661)
Proceeds from exercise of stock options	112
Capital lease payments	(132)	(132)
Net cash provided by financing activities	2,038	1,490

Net increase in cash and equivalents	(3,712)	(4,770)
Cash and equivalents at beginning of period	10,930	15,700

Cash and equivalents at end of period	$7,218	$10,930

Reconciliation of net (loss) income to
net cash (used) provided by operating activities:
Net (loss) income	$(12,637)	$30,384

Depreciation and amortization	2,236	1,767
Stock-based compensation	959	779
Changes in working capital	(4,567)	(8,437)
Other assets	153	146
Other long-term liabilities	(1,783)	782
Other	4	(62)
Net cash (used) provided by operating activities	$(15,635)	$25,359